Exhibit 5.4

June 13, 2012

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, Arkansas 72762-6999

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nebraska counsel to Hudson Midwest Foods, Inc., a Nebraska corporation (the “Specified Subsidiary Guarantor”). We refer to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Tyson Foods, Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company set forth in the Registration Statement (collectively, the “Subsidiary Guarantors” and together with the Company, the “Obligors”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, (i) Company is issuing $1,000,000,000 aggregate principal amount of the Company’s 4.500% Senior Notes due 2022 (the “Notes”) and (ii) the Subsidiary Guarantors are providing guarantees of the Notes (the “Guarantees” and together with the Notes, the “Securities”). The Securities are to be issued under the Indenture, dated as of June 1, 1995 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association, as successor trustee (the “Trustee”) to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank, N.A.), the original trustee, as supplemented by the Supplemental Indenture dated June 13, 2012 (the “Supplemental Indenture”). The Base Indenture as supplemented by the Supplemental Indenture is hereinafter referred to as the “Indenture.”

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions expressed below, we have examined and relied upon (i) a copy of the Registration Statement and the Indenture delivered to us by the Company; (ii) a copy of the Articles of Incorporation of the Specified Subsidiary Guarantor, as certified by the Secretary of the State of Nebraska on June 5, 2012 (the “Articles of Incorporation”); (iii) a Certificate of Existence for the Specified Subsidiary Guarantor, as issued by the Secretary of State of Nebraska on June 5, 2012 (the “Certificate of Existence”); (iv) a copy of the by-laws of the Specified Subsidiary Guarantor (the “Bylaws”), as certified by the Secretary of the Specified Subsidiary Guarantor, and (v) a copy of all proceedings, actions and resolutions of the board of directors of the Specified Subsidiary Guarantor relating to the Registration Statement, the Supplemental Indenture and the issuance of the Guarantee by the Specified Subsidiary Guarantor. In such review, we have assumed the authenticity of all documents submitted to us as originals, the

June 13, 2012

genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. Without independent investigation, we have relied upon and assumed the accuracy and completeness of (i) certificates and statements of officers of the Specified Subsidiary Guarantor as to factual matters, (ii) corporate records provided to us by such officers, (iii) certificates, copies and other documents obtained from public officials, and (iv) the representations and warranties contained in the Registration Statement as to factual matters.

We also have assumed without investigation that (i) the Indenture has been duly authorized, executed and delivered by all parties to the Indenture other than the Specified Subsidiary Guarantor and (ii) the Specified Subsidiary Guarantor’s execution, delivery or performance of the Supplemental Indenture will not breach, violate, conflict with or constitute a default under any agreement (other than the Indenture), contract or obligation of the Specified Subsidiary Guarantor. We have further assumed, without investigation, the receipt or making of any consent, approval, order or authorization of, and the effectiveness of any registration or filing with, any third party or governmental body that is required to be received or made by any party in connection with the execution and delivery of the Indenture or the consummation of the transactions contemplated thereby.

This Opinion is limited to the laws of Nebraska, and we express no opinion concerning the laws of any other jurisdiction or whether such laws may apply, under a conflict of laws analysis or otherwise. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. We express no opinion as to the enforceability of the Registration Statement or the Indenture.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Specified Subsidiary Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Nebraska.

2.	The Specified Subsidiary Guarantor has the corporate power and authority to authorize the issuance of the Guarantee and the performance by the Specified Subsidiary Guarantor of the Supplemental Indenture.

3.	The execution, delivery and performance by the Specified Subsidiary Guarantor of the Supplemental Indenture and the creation and issuance of the Guarantee have been duly authorized by all necessary corporate action or the part of the Specified Subsidiary Guarantor.

June 13, 2012

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Husch Blackwell LLP